Exhibit 5.29

November 22, 2011

Burlington Coat Factory Warehouse Corporation

1830 Route 130 North

Burlington, New Jersey 08016

Re: Registration Statement on Form S-4

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel in the State of Oklahoma to Burlington Coat Factory Warehouse Corporation, a Delaware corporation (the “Issuer”), and Burlington Coat Factory Realty of Tulsa, Inc., an Oklahoma corporation and Burlington Coat Factory of Oklahoma, LLC, an Oklahoma limited liability company (the “Oklahoma Guarantors” and each an “Oklahoma Guarantor” and together with certain other subsidiaries of the Issuer, the “Guarantors”). The Issuer and the Guarantors are sometimes referred to herein as the “Registrants.” This opinion letter is being delivered in connection with the proposed registration by the Issuer of $450,000,000 in aggregate principal amount of the Issuer’s 10% Senior Notes due 2019 (the “Exchange Notes”), to be guaranteed (the “Guarantees”) by the Guarantors, pursuant to a Registration Statement on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about July 15, 2011. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Exchange Notes are to be issued pursuant to the Indenture dated as of February 24, 2011 (the “Indenture”) by and among the Issuer, the Guarantors and Wilmington Trust FSB, as trustee (the “Trustee”). The Exchange Notes are to be issued in exchange for and in replacement of the Issuer’s 10% Senior Notes due 2019 issued on February 24, 2011 (the “Old Notes”), of which $450,000,000 in aggregate principal amount is outstanding and is subject to the exchange offer pursuant to the Registration Statement.

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the Certificate of Incorporation and Bylaws of Burlington Coat Factory Realty of Tulsa, Inc and the Articles of Organization and Operating Agreement of Burlington Coat Factory of Oklahoma, LLC, (ii) resolutions of the Oklahoma Guarantors with respect to the issuance of the Guarantees, (iii) the Indenture, (iv) the Registration Statement, (v) the Registration Rights Agreement, dated as February 24, 2011, by and among the Issuer, the Guarantors and Goldman, Sachs & Co., J.P. Morgan Securities LLC,

November 22, 2011

Merrill Lynch, Pierce, Fenner & Smith Incorporation and Wells Fargo Securities, LLC (the “Registration Rights Agreement”) and (vi) forms of the Exchange Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Oklahoma Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Oklahoma Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Oklahoma Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations and assumptions set forth below, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and authenticated in accordance with the provisions of the Indenture and duly delivered to holders of the Old Notes in exchange for the Old Notes and the guarantees related thereto, the Guarantees of the Oklahoma Guarantors will be validly issued and binding obligations of the Oklahoma Guarantors.

We hereby consent to the filing of this opinion as Exhibit 5.29 to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal laws of the State of Oklahoma and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in that State and we therefore express no opinion with respect to any matter (including, without limitation, conflict of laws and choice of law issues) which may be governed by the laws of any jurisdiction other than the State of Oklahoma, including, without limitation the laws of the State of New York. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to such case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign,

November 22, 2011

federal or state securities (or “blue sky”) laws or regulations. As used herein, the “laws of the State Oklahoma” means the laws, rules and regulations of the State of Oklahoma in effect as of the date hereof and applicable reported decisions of the Oklahoma Supreme Court and federal courts applying Oklahoma law which have been published as of the date hereof and we have assumed no change with respect to such applicable laws.

We have assumed all documents which are stated to be governed by a law other than Oklahoma law, are valid and enforceable according to their terms under that law. Additionally, we assume the parties to the Guarantees have sufficient relationships or contacts with the State of New York to permit any court with appropriate jurisdiction over the matter to determine the choice of governing law set forth in the Guarantees to be valid and enforceable against the parties thereto.

The enforceability of the documents under Oklahoma’s version of the Uniform Fraudulent Transfer Act, the rights and discharges of sureties and guarantors, and the enforceability of waivers of rights and defenses, are included, without limitation, within the limitations of creditors’ rights which we except generally from our opinion.

Calculations or determinations stated to be final or conclusive when made by a party may nevertheless be challenged as arbitrary, capricious, unreasonable, or in bad faith.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Guarantees by the Oklahoma Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which they are bound, except those agreements and instruments that have been identified to us by the Issuer and the Guarantors as being material to them and that have been filed as exhibits to the Registration Statement.

The power of a court to order specific performance of an obligation or any other equitable remedy is discretionary and accordingly a court might make an award of damages where specific performance of an obligation or another equitable remedy was sought.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Very truly yours,

/s/ Pray Walker

Pray Walker, P.C.